UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE ROWE COMPANIES

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THE ROWE COMPANIES

1650 Tysons Boulevard, Suite 710

McLean, Virginia 22102

To The Stockholders of
The Rowe Companies	March 1, 2004

Notice is hereby given that the annual meeting of stockholders of The Rowe Companies (the “Company”) will be held at the Ritz Carlton, 1700 Tysons Boulevard, McLean, Virginia 22102, on Tuesday, April 13, 2004 at 10:00 a.m. The meeting is being held for the following purposes:

(1)	to elect three directors, each for a term of three years; and

(2)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing matters at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on February 13, 2004 are the stockholders entitled to vote at the meeting and at any adjournments or postponements thereof.

It is important that your shares are represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered stockholders, that is, stockholders who hold their stock in their own names, and most “street name” holders, that is stockholders whose shares are held by banks or brokers, can also vote their shares over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the enclosed proxy card. Regardless of the number of shares you own, your vote is very important. Please act today.

By Order of the Board of Directors,

GENE S. MORPHIS,

Chief Financial Officer and

Secretary-Treasurer

IMPORTANT: THE PROMPT VOTING OF YOUR SHARES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

THE ROWE COMPANIES

1650 Tysons Blvd., Suite 710

McLean, Virginia 22102

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 13, 2004

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Rowe Companies (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Meeting”), which will be held at the Ritz Carlton, 1700 Tysons Boulevard, McLean, Virginia, on Tuesday, April 13, 2004 at 10:00 a.m., and all adjournments and postponements of the Meeting. The accompanying Notice of Meeting and form of proxy and this proxy statement are first being mailed to stockholders on or about March 1, 2004.

At the Meeting, stockholders will be asked to elect three directors of the Company, each for a term of three years, and act upon such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

All shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), represented at the Meeting by properly authorized proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the stockholder’s instructions. If no instructions are indicated, properly executed proxies will be voted FOR the election of the director nominees set forth in this proxy statement. A majority of the shares of Common Stock entitled to vote at the Meeting represented in person or by proxy, will constitute a quorum. Proxies returned by brokers as “non-votes” on behalf of shares held in street name will not be treated as present for purposes of determining a quorum for the Meeting unless they are voted by the broker on at least one matter on the agenda. Such non-voted shares will not be counted as voting on any matter as to which a non-vote is indicated on the broker’s proxy.

The Company does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

A stockholder may revoke his or her proxy and change his or her vote at any time before the polls close at the Meeting by: (i) signing and returning another proxy with a later date; (ii) voting by telephone or on the internet—the stockholder’s latest telephone or internet vote will be counted; (iii) giving written notice of the revocation of the stockholder’s proxy to the Secretary of the Company prior to the Meeting at the address below; or (iv) voting in person at the Meeting. Any written notice revoking a proxy should be delivered to Gene S. Morphis, Secretary-Treasurer of the Company, at 1650 Tysons Boulevard, Suite 710, McLean, Virginia 22102. The presence of a stockholder at the Meeting will not automatically revoke such stockholder’s proxy.

STOCKHOLDER APPROVAL

Although the Company’s principal administrative offices are located in McLean, Virginia, the Company is incorporated under the laws of the State of Nevada. Under Nevada law, the affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. Accordingly, withholding of authority and broker non-votes will have no effect upon the election of directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At the meeting, stockholders of record as of the close of business on February 13, 2004 will be entitled to one vote for each share then held. As of February 13, 2004, the Company had 13,185,496 shares of Common Stock issued and outstanding.

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of February 13, 2004 by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director, nominee and Named Executive (as defined below under “Executive Compensation”) and (iii) all directors, nominees and executive officers as a group. The Company believes that the individuals listed each have sole voting and investment power with respect to such shares, except as otherwise indicated in the footnotes to the table.

The address of each person listed below is: c/o The Rowe Companies, 1650 Tysons Boulevard, Suite 710, McLean, Virginia 22102.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class
Gerald M. Birnbach (2)(3)(4)	2,081,749		15.3%
Sidney J. Silver (5)	1,471,089		11.1
Keith J. Rowe (2)(6)(7).	1,248,518		9.4
Harvey I. Ptashek.	39,843		*
Gerald O. Woodlief	185,730		1.4
Richard E. Cheney.	78,218		*
Charles T. Rosen	63,379		*
Allan Tofias	20,240		*
Barry A. Birnbach	197,309		1.5
Timothy J. Fortune	55,190		*
Gene S. Morphis	44,001		*
All directors, nominees and executive officers as a group (11 persons)	4,611,239	(8)	32.9

*	Less than one percent.

(1)	Includes shares subject to options currently exercisable or which will become exercisable within 60 days after February 13, 2004 granted to the directors and Named Executives as follows: Mr. Gerald Birnbach—404,964, Mr. Silver—39,750, Mr. Rowe—39,750, Mr. Ptashek—37,550, Mr. Woodlief—39,750, Mr. Cheney—39,750, Mr. Rosen—39,750, Mr. Tofias—19,950, Mr. Barry Birnbach—104,751, Mr. Fortune—52,751 and Mr. Morphis—26,001. Also includes shares held in retirement accounts.

(2)	Includes 308,107 shares held by Mr. Gerald Birnbach and Mr. Keith Rowe, as co-trustees under the trust FBO Michael Rowe, over which shares Mr. Gerald Birnbach and Mr. Keith Rowe exercise shared voting and investment power. Mr. Birnbach does not have any income or residuary interest in these shares.
(3)	Includes 127,383 and 438,537 shares held as co-trustee under irrevocable trust agreements for the descendants of D. E. Rowe, Jr. and for the descendants of Gladys B. Rowe, respectively, over which shares Mr. Gerald Birnbach exercises shared voting and investment power. Mr. Keith Rowe is the beneficiary of 63,691 and 219,268 of such shares, respectively. These shares are not included within the shares beneficially owned by Mr. Rowe because he does not have voting or investment power with respect to these shares.
(4)	Includes 2,673 shares held jointly by Mr. Gerald Birnbach with his wife. Includes 57,470 shares as co-trustee with Miriam Birnbach for the Irrevocable Trust for the Benefit of Jami Taff and the Descendants of Jami Taff, 57,470 shares as co-trustee with Miriam Birnbach for the Irrevocable Trust for the Benefit of Bruce Birnbach and the Descendants of Bruce Birnbach, 44,951 shares as co-trustee with Miriam Birnbach for the Irrevocable Trust for the Benefit of Nina Patton and the Descendants of Nina Patton, and 38,853 shares as co-trustee with Miriam Birnbach for the Irrevocable Trust for the Benefit of Tom Birnbach and the Descendants of Tom Birnbach. Includes 78,960 shares as trustee for the Birnbach Family Foundation. Excludes 4,174 shares held by Mr. Gerald Birnbach’s wife of which Mr. Gerald Birnbach disclaims beneficial ownership.
(5)	Excludes the following shares of which Mr. Silver disclaims beneficial ownership: 2,227 shares owned by Mr. Silver’s wife, 208,827 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Wife and Descendants of Sidney J. Silver, 55,407 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of Beth D. Silver and the Descendants of Beth D. Silver, 103,222 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of Patricia A. Silver and the Descendants of Patricia A. Silver, 139,980 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of Lisa E. Cannon and the Descendants of Lisa E. Cannon, 37,907 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of David C. Silver and the Descendants of David C. Silver and 37,907 shares held by Mr. Silver’s wife and son as trustees under the Irrevocable Trust for the Benefit of Daniel B. Silver and the Descendants of Daniel B. Silver. Includes 127,383 and 438,537 shares held as co-trustee under Irrevocable Trust agreements for the descendants of D.E. Rowe, Jr. and for the descendants of Gladys B. Rowe, respectively, 871 shares held as co-trustee under the Revocable Trust Agreement FBO Jonathan Simon Elsberg and 22,550 shares in the Silver, Freedman & Taff Profit Sharing Plan and Trust over which shares Mr. Silver exercises shared voting and investment power.
(6)	Messrs. Michael and Keith Rowe are co-executors of the estate of Elizabeth J. Rowe and have shared voting and investment power with respect to 11,092 shares.
(7)	Excludes 924 shares owned by Mr. Rowe’s wife of which Mr. Rowe disclaims beneficial ownership. Includes 111,379 shares held as co-trustee with Mr. Rowe’s wife in the Rowe Charitable Remainder Trust of which Mr. Rowe disclaims beneficial ownership. Also excludes 188,573 shares held in the Keith and Teresa Rowe Irrevocable Trust; Mr. Keith Rowe and his wife are the beneficiaries of this trust, but neither is a trustee. Additional shares excluded from those beneficially owned by Mr. Rowe are noted in footnote 2.
(8)	Includes in the aggregate 844,717 shares subject to options which are currently exercisable or which will become exercisable within 60 days after February 13, 2004.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Board of Directors is composed of eight directors. Approximately one-third of the Directors are elected annually. Three directors are to be elected at the Meeting for terms of three years, to expire in 2007, or until their successors are elected and qualified.

Unless contrary specification is indicated, it is intended that the accompanying form of proxy will be voted for the election of the three nominees named below. If any of such persons is unable, or declines to serve, the persons named in the accompanying proxy may vote for another person, in their discretion. Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

The following table sets forth certain information with respect to each nominee for election to the Board and each director continuing to serve.

INFORMATION CONCERNING NOMINEES

	Age	Director Since	Term To Expire
Gerald M. Birnbach.	73	1966	2004
Keith J. Rowe	60	1977	2004
Richard E. Cheney	82	1988	2004

DIRECTORS CONTINUING TO SERVE

	Age	Director Since	Term To Expire
Charles T. Rosen.	70	1977	2005
Sidney J. Silver.	69	1982	2005
Gerald O. Woodlief.	73	1982	2006
Harvey I. Ptashek	65	1984	2006
Allan Tofias.	73	1998	2006

Gerald M. Birnbach has been in the service of the Company since 1956. He has served as the Company’s President since 1972, and Chairman of the Board since 1976. Prior to becoming President, he was Vice President of Merchandising and Sales. He is the brother of Barry A. Birnbach, the Company’s Vice President—Corporate Development.

Keith J. Rowe served as a Vice President of the Company from 1977 to January 1993. He is presently a private investor and currently serves as Chairman of the Board of Enabling Technologies, Inc.

Richard E. Cheney was the Chairman of the Board of Hill & Knowlton, an international public relations company, from 1987 to 1991, and served as the Chairman Emeritus of Hill & Knowlton from 1991 to 1993. He currently serves on the boards of directors of Chattem, Inc. and Stoneridge, Inc.

Charles T. Rosen served as Vice President of Luth Research, Inc., a market research company, since 1993 until his retirement on December 31, 2001.

Sidney J. Silver has been a member of the Washington, D.C. law firm Silver, Freedman & Taff, L.L.P. since 1972.

Gerald O. Woodlief served as a Senior Vice President of the Company from 1982 until his retirement in December 1992. Mr. Woodlief was a consultant to the Company from January 1993 until December 1997. From 1949 until 1982, Mr. Woodlief served in various manufacturing positions with the Company.

Harvey I. Ptashek served as a Senior Vice President of the Company from 1984 until his retirement in September 1998. From 1964 until 1984, Mr. Ptashek served in various executive sales positions with the Company. Subsequent to his retirement from the Company, Mr. Ptashek became a director of United States Leather, Inc. and in June 2002 became a consultant for Urban Country, a furniture and home furnishings store.

Allan Tofias served as managing shareholder and President of the accounting firm of Tofias, Fleishman, Shapiro & Company P.C. from 1966 until 1995, and as CEO and Chairman of that firm from 1996 to September 1997. Mr. Tofias is a director of One Price Clothing Stores, Inc.

Board of Directors Meetings and Committees.    The Board conducts its business through meetings of the Board and through the meetings of its committees. During the fiscal year ended November 30, 2003, the Board of Directors held six regular Board meetings and three special Board meetings. During the last fiscal year, no incumbent director of the Company attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors held during the period for which he has been a director and the total number of meetings held by all committees of the Board on which such director served during the period that he served.

The Audit Committee of the Board of Directors consists of Messrs. Cheney, Ptashek, Rosen, Rowe, Tofias and Woodlief. The Board of Directors has determined that Mr. Tofias is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission (the “SEC”). Each member of the Audit Committee, including Mr. Tofias, is “independent,” as independence for audit committee members is defined in the American Stock Exchange (“AMEX”) listing standards.

The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Audit Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors. The Audit Committee held three committee meetings during the fiscal year ended November 30, 2003.

The Compensation Committee of the Board of Directors consists of Messrs. Rosen, Rowe and Woodlief. This committee determines the compensation of the executive officers of the Company. One meeting was held by the Compensation Committee during the fiscal year ended November 30, 2003.

The Stock Option Committee of the Board of Directors consists of Messrs. Cheney, Rosen, and Tofias. The Stock Option Committee determines the terms and number of stock options to be granted to all officers and employees of the Company. Three meetings were held by the Stock Option Committee during the fiscal year ended November 30, 2003.

The Executive Committee of the Board of Directors consists of Messrs. Cheney, Ptashek, Rosen, Rowe, Tofias and Woodlief. The Executive Committee’s primary function is to review corporate governance issues. Two meetings were held by the Executive Committee during the fiscal year ended November 30, 2003.

For this year’s annual meeting, the Company’s full Board of Directors acted, as it has for prior annual meetings, as a nominating committee for the annual selection of nominees for election as directors. The Company’s Board of Directors did not believe it was necessary to appoint a separately constituted committee for selecting nominees for this year’s meeting because a substantial majority (six out of eight) of the Company’s directors are independent. Each of Messrs. Cheney, Ptashek, Rosen, Rowe, Tofias and Woodlief is an “independent director,” as that term is defined in the AMEX listing standards. In accordance with recent amendments to the AMEX listing standards, the Company’s Board of Directors will appoint a nominating committee comprised of entirely independent directors and adopt a formal charter for this committee. The Company does not currently have a nominating committee charter.

The Board of Directors, acting as the nominating committee, has recommended candidates, including incumbents, for election and appointment to the board based on various criteria, including, but not limited to, the following: business experience, education, integrity and reputation, independence, conflicts of interest, number of other directorships and commitments, tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of the Company’s industry, accounting, marketing, finance, regulation and public policy), as well as overall experience in the context of the needs of the Board as a whole. The Board expects that the nominating committee to be appointed would continue to consider these factors, as well as other factors.

While the nominating committee will consider nominees recommended by stockholders, the Company does not presently have a formal policy for this purpose. The Board of Directors does not presently believe such a policy is necessary, as its position is that any nominees recommended by stockholders will be considered and evaluated using the same criteria as all other nominations.

Stockholder Communications with Directors

Stockholders may communicate directly with the Board of Directors by writing to: Gerald M. Birnbach, Chairman and President, The Rowe Companies, 1650 Tysons Boulevard, Suite 710, McLean, Virginia 22102.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Every current director of the Company attended last year’s annual meeting of stockholders.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for each of the last three fiscal years earned by the President and each of the other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended November 30, 2003 (the “Named Executives”).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation Awards
	Annual Compensation				Securities Underlying Options		All Other Compensation(1)
Name and Principal Position	Year	Salary	Bonus
Gerald M. Birnbach Chairman and President	2003 2002 2001	$887,664 822,350 822,350	0 0 0		30,000 20,000 50,000	(2)	$17,896 15,177 35,501

Barry A. Birnbach Vice President—Corporate Development	2003 2002 2001	236,917 215,000 212,197	$50,000 50,000 0	(3)	10,000 4,000 10,000	(2)	25,128 16,832 21,814

Timothy J. Fortune Vice President—Human Resources and Strategy	2003 2002 2001	165,833 147,500 145,417	45,000 35,000 0	(3)	10,000 4,000 10,000	(2)	11,131 5,816 8,240

Gene S. Morphis (4) Chief Financial Officer, Secretary-Treasurer	2003 2002 2001	200,000 68,205 0	40,000 10,000 0		8,000 15,000 0	(2)	33,334 0 0

(1)	For Mr. Gerald Birnbach, includes (i) directors fees, (ii) matching contributions by the Company pursuant to its Cash-or-Deferred Non-Qualified Executive Retirement Plan, which was terminated during fiscal 2002 (the “Executive Retirement Plan”) and (iii) payments made under the Executive Medical Reimbursement Plan as follows: 2003, $3,000, $0 and $14,896; 2002, $4,000, $0 and $11,177 and 2001, $4,000, $22,447 and $9,054. For Mr. Barry Birnbach and Mr. Fortune, amounts include (i) matching contributions by the Company pursuant to the Executive Retirement Plan (ii) matching contributions by the Company under the Company’s Merged 401(k) Plan (the “401(k) Plan”) and (iii) payments made under the Executive Medical Reimbursement Plan as follows: Mr. Barry Birnbach—2003, $0, $0 and $25,128; 2002, $1,792, $0 and $15,040 and 2001, $6,029, $0 and $15,785. Mr. Fortune—2003, $0, $6,780 and $4,351; 2002, $1,475, $1,475 and $2,866 and 2001, $4,362, $0 and $3,878. Mr. Barry Birnbach and Mr. Fortune became participants in the Executive Retirement Plan and ceased to be participants in the 401(k) Plan upon their becoming executive officers during fiscal 1999. Mr. Fortune again became a participant in the 401(k) Plan upon termination of the Executive Retirement Plan in fiscal 2002. For Mr. Morphis, the 2003 amount represents matching contributions by the Company pursuant the 401(k) Plan of $6,000, relocation expenses reimbursed by the Company of $25,000 and payments made under the Executive Medical Reimbursement Plan of $2,334.
(2)	For additional information regarding this award, see the table below captioned “Option Grants in Last Fiscal Year.”
(3)	Includes $10,000 earned in 2002, awarded by Rowe Furniture, Inc. and paid in 2003.
(4)	Mr. Morphis’s employment with the Company began on July 30, 2002.

The following table sets forth certain information concerning stock options granted pursuant to the Company’s 1993 Stock Option and Incentive Plan (the “1993 Stock Option Plan”) to the Named Executives in fiscal 2003. No stock appreciation rights have been awarded under the 1993 Stock Option Plan.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants			Expiration Date	Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted(1)	% Of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)		5%	10%
G. M. Birnbach	30,000	10.3%	$2.15	12-03-12	$40,564	$102,796
B. A. Birnbach.	10,000	3.4%	2.15	12-03-12	13,521	34,265
T. J. Fortune	10,000	3.4%	2.15	12-03-12	13,521	34,265
G. S. Morphis	8,000	2.7%	2.15	12-03-12	10,817	27,412

(1)	All of the options granted to the Named Executives were granted with a vesting schedule as follows: 1/6 immediately exercisable; 1/6 exercisable on 06-03-2003; 1/6 exercisable on 12-03-2003; 1/6 exercisable on 06-03-2004, 1/6 exercisable on 12-03-2004 and 1/6 exercisable on 06-03-2005.

The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year with respect to each of the Named Executives.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at 11-30-03 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 11-30-03 Exercisable/Unexercisable(1)
Gerald M. Birnbach	0	0	412,039/20,000	$40,800/$15,200
Barry A. Birnbach	0	0	111,646/6,666	$9,174/$5,066
Timothy J. Fortune	0	0	41,084/6,666	$9,174/$5,066
Gene S. Morphis	0	0	12,668/10,332	$11,628/$8,852

(1)	The difference between fair market value of the Company’s Common Stock at fiscal year end and the exercise price. An option is in-the-money if the exercise price per share is less than the market value per share.

Employment Agreement with Gerald Birnbach.    Effective December 1, 1997, the Company entered into a new employment agreement with Mr. Gerald Birnbach. The agreement provides for a minimum base salary of $791,850. The annual base salary is subject to adjustment annually based upon increases in the Consumer Price Index (the “adjusted base salary”). Provision is also made for a bonus for unusual efforts made by Mr. Birnbach on behalf of the Company to be awarded in the sole discretion of the Company’s Board of Directors. The employment agreement also provides for termination benefits, disability and death benefits, vacation and other employee benefits, including the furnishing of an automobile to Mr. Birnbach.

The employment agreement provides for a term of five years, which commenced on December 1, 1997 (the “Commencement Date”). On each anniversary of the Commencement Date, the term of the employment agreement is automatically extended for an additional year unless at least 90 days before such anniversary the Company’s Board of Directors, by the affirmative vote of at least two-thirds of its membership, determines not to extend the term and written notice of such action is provided to Mr. Birnbach. The term of the agreement has been so extended on each anniversary which has occurred to date.

The employment agreement provides for mandatory deferral of certain compensation by Mr. Birnbach, if necessary, to assure tax deductibility thereof by the Company.

The employment agreement allows the Board of Directors to terminate Mr. Birnbach’s employment at any time with or without cause. If Mr. Birnbach voluntarily terminates his employment with the Company prior to a change in control of the Company without “good reason,” or the Company terminates his employment for “cause,” then he will not be entitled to any severance payments. If Mr. Birnbach terminates his employment prior to a change in control for “good reason,” or the Company terminates his employment without “cause” (other than on account of permanent disability), then he will be entitled to receive all compensation which he would otherwise have been paid for the remainder of the term of the employment agreement in installments consistent with prior practice. The employment agreement defines the term “good reason” as the occurrence of certain diminutions of or interferences with Mr. Birnbach’s duties, responsibilities or benefits under the agreement. If Mr. Birnbach’s employment is terminated prior to a change in control on account of permanent disability, then he will be entitled to partial salary continuation through the remaining term of the employment agreement. If Mr. Birnbach should die while employed and prior to the Board of Directors approving a change in control transaction, his estate will be entitled to receive his adjusted base salary as then in effect for the lesser of 18 months or the balance of the employment agreement term.

If Mr. Birnbach’s employment is terminated for any reason in connection with or following a change in control of the Company, then instead of the benefits described above and other benefits under the employment agreement through the date of termination, he will be entitled to receive, on the date of termination, an amount equal to 299% of his “base amount,” as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable in a single cash lump sum. If the termination in connection with or following the change in control of the Company is involuntary (excluding death or total disability) or made by Mr. Birnbach for good reason and Mr. Birnbach offers to continue to provide services as contemplated by the employment agreement and the offer is declined, then, subject to certain conditions, the Company must also, during the shorter period of the date of termination through the remaining term of the employment agreement or two years following the termination, pay to Mr. Birnbach monthly 1/12 of his adjusted base salary, plus 1/12 of the average amount of cash bonus and cash incentive compensation earned by Mr. Birnbach for the two full years preceding the change in control.

Mr. Birnbach and his spouse will also receive certain post-termination health benefits for their respective lifetimes following termination of Mr. Birnbach’s employment; provided such benefits will not be provided if his termination of employment is for “cause” prior to and not in connection with a change in control.

Under the employment agreement, subject to limited exceptions, for a period of two years after the voluntary or involuntary termination of Mr. Birnbach’s employment with the Company, Mr. Birnbach may not compete or own an interest in any other business in competition with that of the Company’s business, except for the purchase and holding of securities of any publicly traded company.

Agreements with Barry Birnbach.    In 1984, the Company entered into a salary continuation agreement with Barry Birnbach that provides for payments to be made to Mr. Birnbach in the event his employment is terminated by the Company under specified circumstances. The agreement provides that if Mr. Birnbach’s employment is terminated solely for the convenience of the Company, without cause or any other reason related to job performance, Mr. Birnbach will be entitled to, at the Company’s option, either (1) the continuation of his then-current base annual compensation, payable monthly until the first to occur of the end of the two-year period following such termination or the attainment by Mr. Birnbach of age 65, or (2) payment upon such termination of a lump sum amount equal to the present value of the payments described in clause (1) of this sentence. If Mr. Birnbach’s employment is terminated for an infraction of Company rules or a violation of the terms of his employment, in either case not amounting to cause, Mr. Birnbach will be entitled to, at the Company’s option, either (1) the continuation of his then-current base annual compensation, payable monthly until the first to occur of the end of the six-month period following such termination or the attainment by Mr. Birnbach of age 65, or (2) payment upon such termination of a lump sum equal to the present value of the payments described in clause (1) of this sentence. If Mr. Birnbach’s employment is terminated for cause, Mr. Birnbach will not be entitled to any benefits under the salary continuation agreement. Any amounts payable under the agreement are subject to reduction by the amount of any compensation Mr. Birnbach receives from a new employer following termination of his employment by the Company.

In addition to his salary continuation agreement, the Company has a deferred compensation agreement with Barry Birnbach providing for cash payments to him upon his retirement of up to $650,000 in the aggregate over a period of at least ten years, depending upon his age at the time of retirement. The agreement also provides for payment of the same amount over ten years in the event of his death or termination of employment due to disability. The agreement further provides that if he is terminated by the Company before age 65, he may receive cash payments of up to $650,000 in the aggregate over ten years beginning at age 65, provided certain conditions are met.

Cash-or-Deferred Non-Qualified Executive Retirement Plan.    Prior to its termination in fiscal 2002, the Company had maintained since December 1, 1994, an unfunded Cash-or-Deferred Non-Qualified Executive Retirement Plan (the “Executive Retirement Plan”). The Executive Retirement Plan was designed to enable executive officers to defer current income. Under the Executive Retirement Plan, a participant could elect to defer an unlimited amount of his salary and bonus. Each participant received a Company matching contribution equal to (i) 75% of the first 1% to 3% of compensation deferred and (ii) 25% of deferred amounts from 4% to 6% of compensation. No matching contribution was made for deferred amounts in excess of 6% of salary and bonus. In its discretion, the Board of Directors could award supplemental credits to the accounts of plan participants. Participants were fully vested in the amounts credited to their plan accounts at all times. Prior to January 26, 1998, participant deferral amounts, matching credits and any supplemental credits earned interest based on the then current 10-year treasury bond rate. Effective January 27, 1998, the Executive Retirement Plan was amended to allow participants to earn additional credits on amounts held in their accounts based on the performance of one or more of five measurement funds available to participants for their selection.

Following the termination of the Executive Retirement Plan, all participants (Messrs. Gerald Birnbach, Barry Birnbach, and Fortune) were paid their account balances in April 2002.

Director Compensation.    Mr. Gerald Birnbach, the only director employed by the Company is paid a fee of $500 per regular meeting attended. Non-employee directors receive a fee of $2,000 per regular meeting attended. No fees are paid to directors for their service on Board committees. In fiscal 2003, for attendance at regular meetings of the Company’s Board of Directors, Messrs. Cheney, Ptashek, Rosen, Rowe, Silver, Tofias and Woodlief each received $12,000 and Mr. Birnbach received $3,000. On December 3, 2002, the following non-employee directors received an immediately exercisable ten-year option to purchase 3,000 shares at an exercise price of $2.15 per share: Messrs. Cheney, Ptashek, Rosen, Rowe, Silver, Tofias and Woodlief. For information regarding options granted during fiscal 2003 to Director Gerald Birnbach, see the table above captioned “Option Grants in Last Fiscal Year”. Messrs. Ptashek, Rosen, Rowe, Silver and Woodlief are participants in the Executive Medical Reimbursement Plan, which provides reimbursement for out-of-pocket costs incurred under the Company’s general health insurance plan, and received payments under this plan of $11,590, $8,006, $2,454, $16,422 and $12,685, respectively in fiscal 2003.

Compensation Committee Interlocks and Insider Participation.    The members of the Company’s Compensation Committee are Messrs. Rosen, Rowe and Woodlief. Messrs. Rowe and Woodlief are former officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon information provided to the Company by the officers and directors subject to Section 16 of the Exchange Act, each of the Company’s executive officers, directors and greater than 10% stockholders timely filed all required reports during the fiscal year ended November 30, 2003.

Certain Transactions

Mr. Silver is a member of the law firm Silver, Freedman & Taff, L.L.P., which serves as general counsel to the Company. Total fees incurred for legal services rendered by this firm to the Company and its subsidiaries during the fiscal year ended November 30, 2003 were $827,764.

Mr. Bruce M. Birnbach, President of Rowe Furniture, Inc., a wholly-owned subsidiary of the Company, is the son of Gerald M. Birnbach, Chairman of the Board and President of the Company. During the fiscal year ended November 30, 2003, Mr. Bruce Birnbach earned a salary of $296,250, a bonus of $80,000, received $20,035 in payments pursuant to the Executive Medical Reimbursement Plan and $4,000 in matching contributions under the 401(k) Plan. Mr. Birnbach also received a stock option award of 12,000 shares granted on December 3, 2002 at $2.15 per share.

In April 2003, the Company announced that it had sold the outstanding capital stock of The Mitchell Gold Company, a wholly owned subsidiary of the Company, and certain related intangible assets to an entity formed by Wafra Partners LLC, a New York based private equity firm, and The Mitchell Gold Co. management, including Mitchell S. Gold, a former director of the Company and President of The Mitchell Gold Co., for approximately $46 million in cash, subject to adjustments. The Mitchell Gold Co. was acquired by the Company from its two stockholders and co-founders, Mr. Gold and another individual, in October 1998. Mr. Gold was paid earn-out payments relating to the acquisition of The Mitchell Gold Co. by the Company concurrent with the April 2003 sale of approximately $7.9 million. At the time of the April 2003 sale, Mr. Gold executed a release under which he agreed, upon receipt of his earn-out payments, to generally release the Company from any future claims he might have against the Company, whether under the October 1998 purchase agreement, or otherwise.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

The compensation policies of the Company seek to align the compensation of its executive officers with the Company’s financial and other performance aspects, thereby improving performance and enhancing stockholder value.

Compensation Philosophy.    The Company’s compensation programs are designed to attract and retain qualified management personnel by providing competitive compensation while, at the same time, providing incentive to enhance stockholder value consistent with the business strategies and long-term objectives of the Company. Accordingly, the Company’s compensation programs include the following aspects:

The compensation program primarily includes a base salary providing competitive compensation and cash bonuses reflecting the Company’s financial and other performance as well as the individual’s performance. The compensation program also includes long-term incentive awards in the form of stock options, designed to reward and retain executives over a period of years, and to align the interests of executives with those of stockholders.

Base Salaries.    Base salaries are intended to compensate fairly all of the executive officers of the Company for the effective exercise of their responsibilities, their management of the business functions for which they are responsible, and their extended period of service to the Company. Actual salaries paid to the Company’s executive officers are based upon their level of experience and performance and their years of service to the Company.

Cash Bonuses.    The compensation committee may, in its discretion and based on individual and corporate performance, award cash bonuses to all executive officers other than the Company’s Chief Executive Officer. For fiscal 2003, the compensation committee awarded cash bonuses to Messrs. Barry Birnbach, Fortune and Morphis of $40,000, $35,000 and $40,000, respectively. As described below under “Compensation of the Chief Executive Officer,” the Board of Directors may, in its discretion, award bonuses to the Chief Executive Officer.

Long-term Incentives.    In fiscal 2003, the Company continued to provide long-term, stock-related incentives to key executives and employees, including the Named Executives, through grants of stock options under the 1993 Stock Option Plan and the 2003 Stock Option Plan. Awards under these plans may be either “incentive” stock options, qualifying for favorable income tax treatment, or “non-qualified” stock options. Options are designed to align management’s incentives with the interests of the Company’s stockholders and to reward executives for increases in stockholder value. On December 3, 2002, stock options were awarded under the 1993 Stock Option Plan to the following Named Executives in the following amounts: Mr. Gerald Birnbach—30,000 shares, Mr. Barry Birnbach—10,000 shares, Mr. Fortune—10,000 shares and Mr. Morphis—8,000 shares. For additional information regarding these options, see the table above captioned “Option Grants in Last Fiscal Year.” The 1993 Stock Option plan expired in February of 2003. On April 14, 2003, the Company’s stockholders approved the 2003 Stock Option Plan.

Compensation of the Chief Executive Officer.    Effective December 1, 1997, the Company entered into a new employment agreement with Mr. Gerald Birnbach to compensate him for his value and past services to the Company and as an inducement to secure his future services to the Company. See “Executive Compensation—Employment Agreements.” The employment agreement provides for annual adjustments to Mr. Birnbach’s base salary for cost of living increases, and for the granting to Mr. Birnbach of bonuses, in the discretion of the Company’s Board of Directors. The Board of Directors did not award Mr. Birnbach a bonus for the Company’s performance in fiscal 2003.

In 1993, Section 162(m) was added to the Code, the effect of which was to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Company.

Section 162(m) applies to remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. The Company has included a provision in Mr. Birnbach’s employment agreement limiting his compensation to the $1 million threshold and deferring any amount in excess of such limit. In addition, although the current compensation of each of the Company’s other executive officers is below the $1 million threshold, the Company intends to consider this provision in establishing future compensation policies for such officers.

COMPENSATION COMMITTEE

Charles T. Rosen

Keith J. Rowe

Gerald O. Woodlief

STOCK OPTION COMMITTEE

Richard E. Cheney

Charles T. Rosen

Allan Tofias

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statement in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

As required by its charter, the Audit Committee received and reviewed the report of BDO Seidman, LLP regarding the results of their audit, as well as the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). The Audit Committee reviewed and discussed the audited financial statements with Company management. A representative of BDO Seidman, LLP also discussed with the Audit Committee the independence of BDO Seidman, LLP from the Company, as well as the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

In fulfilling its oversight responsibility of reviewing the services performed by the Company’s independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee met with the independent auditors to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described under “Relationship with Independent Auditors” below.

The Company’s Chief Executive Officer and Chief Financial Officer also reviewed with the Audit Committee the certifications that each such officer will file with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Based on the Audit Committee’s review and discussions noted above, it recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors of The Rowe Companies.

Richard E. Cheney

Harvey I. Ptashek

Charles T. Rosen

Keith J. Rowe

Allan Tofias

Gerald O. Woodlief

PERFORMANCE GRAPH

The following is a line graph comparing the yearly change in the cumulative total return on the Company’s Common Stock with the cumulative total return on the American Stock Exchange (AMEX) Market Index, New York Stock Exchange (NYSE) Market Index, and the Company’s peer group index for the Company’s last five fiscal years. The Company has included both the AMEX market index and the NYSE market index because the Company’s Common Stock moved from the NYSE to AMEX effective March 13, 2003.

	1998	1999	2000	2001	2002	2003
The Rowe Companies	$100.00	$98.64	$30.94	$14.11	$23.66	$32.07
AMEX Market Index	$100.00	$127.44	$124.91	$116.55	$102.24	$126.05
NYSE Market Index	$100.00	$111.48	$110.45	$103.00	$89.58	$105.49
Peer Group	$100.00	$98.00	$76.92	$104.72	$100.24	$117.36

The peer group consists of household furniture manufacturing companies with the same Standard Industrial Classification as the Company.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has engaged the independent certified public accounting firm of BDO Seidman, LLP to audit the financial statements of the Company for the 2004 fiscal year. Representatives of BDO Seidman, LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

During the fiscal years ended November 30, 2003 and December 1, 2002, BDO Seidman LLP provided various audit, audit related and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)	Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years: $175,000—2003; $200,000—2002.

(b)	Audit Related Fees: Aggregate fees billed for professional services rendered related to audits of employee benefit plans, audits in connection with business acquisitions and dispositions, consultation on accounting matters and debt refinancings: $109,000—2003; $123,000—2002.

(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax return preparation: $119,000—2003; $103,000—2002.

(d)	All other fees: None.

The audit committee preapproves all audit and permissible non-audit services to be provided by BDO Seidman, LLP and the estimated fees for these services. The audit committee of the Company’s Board of Directors has considered whether the provision of services covered by items (b) and (c) above is compatible with maintaining the independence of BDO Seidman LLP.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s principal administrative offices at 1650 Tysons Boulevard, Suite 710, McLean, Virginia 22102 no later than November 1, 2004. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended and, as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s Articles of Incorporation and Bylaws and Nevada law. Under the proxy rules, in the event that the Company receives notice of a stockholder proposal to take action at the next annual meeting that is not submitted for inclusion in the Company’s proxy materials, the persons named in the form of proxy sent by the Company to its stockholders will have the discretion to vote on such proposal in accordance with their best judgment if notice of the proposal is not received at the main office of the Company by January 15, 2005.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement. However, if other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone, without additional compensation. The Company may also retain the services of a proxy solicitation firm, the fees and expenses of which firm will be paid for by the Company, although there is no present intention to retain any such firm.

The Company’s annual report to stockholders, including financial statements, has been mailed to all stockholders of record as of the close of business on February 13, 2004. Any stockholder who has not received a copy of such annual report may obtain a copy by writing to the Company. Such annual report is not to be treated as part of the proxy solicitation materials, nor as having been incorporated herein by reference.

GENE S. MORPHIS

Chief Financial Officer and

Secretary-Treasurer

March 1, 2004

NOTICE

of

ANNUAL MEETING

of

STOCKHOLDERS

and

PROXY STATEMENT

TIME:	Tuesday, April 13, 2004 at 10:00 a.m.

PLACE:	Ritz Carlton McLean, Virginia

THE ROWE COMPANIES

McLean, Virginia

PROXY

THE ROWE COMPANIES

Annual Meeting of Stockholders

Tuesday, April 13, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints G. S. Morphis and D. C. Jacks or either one of them with full powers of substitution as Proxies to vote the Common Stock of The Rowe Companies (the “Company”) held by the undersigned at the above stated Annual Meeting or any adjournments and or postponements thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 1, 2004.

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of nominees listed on this Proxy. If any other matter is presented at the Annual Meeting, this Proxy will be voted by those named herein as proxies in their best judgment. At the present time, the Board of Directors knows of no other matter to be presented at the Annual Meeting.

Any Proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of the Annual Meeting, Proxy Statement and Annual Report to Stockholders is hereby acknowledged. TO VOTE BY TELEPHONE OR THE INTERNET, FOLLOW THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU DO NOT WISH TO VOTE BY TELEPHONE OR THE INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)	SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” the election of all nominees as directors.

ELECTION OF DIRECTORS.    The nominees to serve until 2007 are Messrs.

Nominees:	(01)	Gerald M. Birnbach
	(02)	Keith J. Rowe
	(03)	Richard E. Cheney

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES

☐
FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

SIGNATURE
Date

SIGNATURE
Date

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Voter Control Number

Your vote is important. Please vote immediately.

VOTE BY INTERNET

Log on to the Internet and go to — http://www.eproxyvote.com/row.

VOTE BY TELEPHONE

Call Toll-Free

1-877-PRX-VOTE (1-877-779-8383)

If you vote over the Internet or by telephone, please do not mail your card.

THE ROWE COMPANIES

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot.

You now have three options with which to vote your Proxy: telephone, internet or executing the attached Proxy and returning it in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, April 13, 2004.

Sincerely,

The Rowe Companies